[EXECUTION VERSION]

Exhibit 10.10

TRANSACTION FEE AGREEMENT, dated as of November 30, 2005, between METALS USA, INC., a Delaware corporation (the “Company”), and APOLLO MANAGEMENT V, L.P., a Delaware limited partnership (“Apollo”).

Apollo and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo has provided and shall provide services as independent consultant to the Company in connection with the transactions contemplated by the Merger Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company and Apollo agree as follows:

Section 1. Transaction Services.

(a) The Company acknowledges and agrees that Apollo (i) has structured the acquisition and the other transactions contemplated by the Agreement and Plan of Merger, dated as of May 18, 2005 by and among Flag Holdings Corporation, Flag Acquisition Corporation and the Company (the “Merger Agreement”), (ii) has arranged for financing in connection with the acquisition (including a high yield debt offering issued pursuant to the Offering Circular dated as of November 21, 2005), and (iii) has provided other services in connection with the transactions contemplated by the Merger Agreement.

(b) Apollo shall perform all services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. Apollo shall have no authority to act for or to bind the Company without its prior written consent.

(c) This Agreement shall in no way prohibit Apollo or any of its partners or Affiliates or any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 2. Compensation.

(a) As consideration for services rendered as set forth in Section 1(a), the Company agrees to pay to Apollo a fee of $6,000,000, which shall be earned and payable upon consummation of the transactions contemplated by the Merger Agreement.

(b) Upon presentation by Apollo to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo or any of its partners or Affiliates or any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates in the performance of Apollo’s obligations hereunder, whether incurred on or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement and each of the documents referred to therein.

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(c) Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to the Management Consulting Agreement, dated as of the date hereof, among Apollo, Flag Holdings Corporation and the Company.

Section 3. Indemnification.

The Company agrees that it shall indemnify and hold harmless Apollo, its partners and Affiliates and any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Company shall not be liable for any Claim under this Section 3 arising from the willful misconduct of any Indemnified Person.

Section 4. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Attention: Marc Becker

Telecopier: (212) 515-3251

if to the Company, to it at:

Metals USA, Inc.

One Riverway, Suite 1100

Houston, Texas 77056

Attention:     John A. Hageman

 Senior Vice President, Chief Legal Officer and Secretary

Telecopier: (713) 585-6404

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 5. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, the Company, the Indemnified Persons and any successors to or assigns of Apollo and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.

Section 6. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 7. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 8. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 9. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 10. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11. Affiliates.

For purposes of this Agreement, the term “Affiliate,” with respect to Apollo, shall include, without limitation, Apollo Investment Fund V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GMBH & Co., Apollo Overseas Partners V, L.P., and Apollo Advisors V, L.P. (collectively, the “Funds”), the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons.

IN WITNESS WHEREOF, the parties have duly executed this Transaction Fee Agreement as of the date first above written.

METALS USA, INC.

By:	/s/ John Hageman
Name: John Hageman Title: Senior Vice President

APOLLO MANAGEMENT V, L.P.

By:	Apollo Management V, LP, its Manager

By:	AIF V Management, Inc., its General Partner

By:	/s/ Eric L. Press
Name: Eric L. Press Title: Vice President